Exhibit 17.2

Board of Directors

PACIFIC SOFTWARE, INC.

2189 West 2nd Ave., Suite 11

Vancouver, BC V6K 1H7

Re:  Resignation as corporate officer and director

To the Board of Directors:

I hereby resign as the officer and director of PACIFIC SOFTWARE, INC. effective on 3/26, 2010.

Date:  3/26/10

Very truly yours,

/s/ MARINUS JELLEMA

Marinus Jellema